EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
December 18, 2006

Joseph T. Doyle Joins USEC Inc. Board of Directors

BETHESDA, Md. – USEC Inc. (NYSE: USU) announced today that its board of directors has appointed Joseph T. Doyle as a board member, effective December 18, 2006, to serve out the remainder of the current term that expires at the next annual meeting of shareholders in April 2007. He would stand for re-election at that time with the other directors.

Doyle, 59, has more than 35 years of business experience focused on finance and accounting, including service as the chief financial officer or in senior financial positions in three other businesses in the nuclear industry: Westinghouse Electric Company, General Dynamics Corporation and Foster Wheeler, Inc. He also previously served as chief financial officer of US Office Products and Allison Engine Company. He spent the first 17 years of his career with the accounting firm of Peat, Marwick, Mitchell & Co. (now KPMG) where he was a partner for 8 years and the partner in charge of the audit practice in the firm’s Pittsburgh, Pa. office. He currently serves on the board of directors for several companies in which he holds investments, as well as several not-for-profit organizations.

“We are delighted to add Joe’s extensive experience and financial expertise to our board,” said Chairman James R. Mellor, who noted that Doyle will serve on the board’s Audit, Finance and Corporate Responsibility Committee.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.

###

CONTACT:
Media: Elizabeth Stuckle (301) 564-3399
Investors: Steven Wingfield (301) 564-3354